Exhibit 10.8 - Employment Agreement dated June 27, 2003, by and between the Company and Leonard M. Snyder.

                                                                       Exhibit G

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into on this 27 day of June 2003, by and between One Price Clothing Stores, Inc., a Delaware corporation (the "Company"), and Leonard Snyder ("Employee").

         WHEREAS, Sun One Price, LLC, a Delaware limited liability company ("Purchaser"), purchased certain shares of the Company's common stock pursuant to a Stock Purchase Agreement, dated as of June 18, 2003, by and between Purchaser and the Company;

         WHEREAS, except as set forth herein, Employee and the Company have agreed that, upon the execution and delivery of this Agreement, any and all employment and compensation agreements, arrangements and understandings (of any kind or nature) between them, whether written and oral, shall terminate and be of no further force or effect; and

         WHEREAS, the Company and Employee have agreed upon, and set forth herein, the terms and conditions of Employee's continued employment with the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period").

                  2. Position and Duties.

                  (a) During the Employment Period, Employee shall serve as the chief executive officer and president of the Company and shall have the normal duties, responsibilities, functions and authority of the chief executive officer and president, subject to the power of the Company's board of directors (the "Board") to reasonably expand or limit such duties, responsibilities, functions and authority and to override actions of officers of the Company, provided, however, the Board may not materially alter Employee's duties or position.

                  (b) During the Employment Period, Employee shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) for least three full business weeks per month (including at least ten business days per month at the headquarters office of the Company in Duncan, South Carolina) to the business and affairs of the Company and its Subsidiaries. Employee shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Company hereby acknowledges that Employee currently serves as a member of the board of directors of Paper Calmenson & Company and of Harold's Stores, Inc. and agrees that, so long as such service does not interfere with Employee's obligations hereunder, Employee may continue to serve as a member of such boards of directors.

                  (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

                  3. Compensation and Benefits.

                  (a) During the Employment Period, Employee's base salary shall be $500,000 per annum (the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices. In addition, during the Employment Period, Employee shall be entitled to participate in all of the Company's employee benefit programs (including perquisite programs and vacation programs) for which senior executives of the Company and its Subsidiaries are generally eligible.

                  (b) During the Employment Period, the Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company's senior executives, subject to the Company's requirements with respect to reporting and documentation of such expenses.

                  (c) During the Employment Period, Employer shall (i) reimburse (up to $30,000 per year payable at approximately $2,500 per month) Employee for the reasonable cost of travel and living expenses (including expenses relating to an automobile) of Employee incurred by him in connection with commuting to Greenville, South Carolina from his permanent residence in Tucson, Arizona (provided that Employee shall be reimbursed only in an amount equal to the amount of a full fare economy class round-trip ticket) and (ii) at the Company's election, (A) allow Employee to use of the Company's villa, located at 1201 Heritage Club Drive, Greenville, South Carolina, or (B) reimburse Employee for the reasonable cost of leasing an apartment comparable to the Company's villa in Greenville, South Carolina. Employer shall pay Employee an additional amount each year equal to the applicable federal, state, and local income taxes (taking into account the deductibility of state and local taxes for federal income tax purposes) actually imposed on Employee solely as a result of this paragraph 3(c) (including payments received pursuant to this sentence).

                  (d) All amounts payable to Employee as compensation hereunder shall be subject such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  4. Term.

                  (a) The Employment Period shall continue until Employee's resignation, death or Disability (as determined by the Board in its good faith judgment consistent with paragraph 4(f)) or until the Board determines in its good faith judgment that termination of Employee's employment is in the best interests of the Company.

                  (b) If Employee's employment with the Company is terminated by the Company or its successors in interest without Cause, or by Employee due to material breach of this Agreement by the Company without a cure of such breach within twenty (20) business days of the date Employee provides the Company with written notice of such breach, or if Employee resigns or terminates his employment with the Company after the first anniversary of the date hereof, Employee shall be entitled to receive, as special severance payments, (i) $250,000 payable in equal monthly installments from the date of termination through the one year anniversary thereof (the "Severance Period"), and (ii) if Employee elects continuation health coverage pursuant to "COBRA", the Company shall, for the duration of the Severance Period, contribute an amount of the Employee's "COBRA" premium equal to the amount that the Company contributed to the Company's health plan on behalf of the Employee immediately prior to the termination of the Employment Period; provided, however, the Company shall only have obligations under this paragraph 4(b), if and only if Employee has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Employee has not revoked or breached the provisions of the General Release or breached the provisions of paragraphs 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company during the Severance Period, and Employee shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as expressly required by applicable law.

                  (c) If Employee's employment with the Company is terminated by the Company for Cause, or if Employee resigns or terminates his employment with the Company before the first anniversary of the date hereof, Employee shall only be entitled to receive his Base Salary plus any accrued but unused vacation through the date of termination or expiration and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as expressly required by applicable law.

                  (d) Except as otherwise expressly provided herein, all of Employee's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Employee owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Employee hereunder.

                  (e) For purposes of this Agreement, "Cause" shall mean any of
(i) a breach by Employee of paragraphs 5, 6, or 7 of this Agreement, (ii) the commission by Employee of, or the pleading by Employee of guilty or no contest to, (x) any felony or (y) any crime involving moral turpitude on his part which the Board reasonably determines would have an adverse effect on (A) the reputation of any member of the Group (as defined below) or its relationships with suppliers, customers, employees or others, (B) Employee's ability to effectively perform his duties as an officer or employee of the Company or in accordance with this Agreement, or (C) the business, operations or financial condition of any member of the Group, (iii) the commission of fraud or embezzlement on the part of Employee, (iv) a failure by Employee to comply with the lawful written directives and policies of the Board, (v) gross negligence or reckless activity in the conduct of the business of the Company (including, without limitation, a material breach of any Company employee manual now existing or hereinafter instituted), (vi) material abandonment of duties, and/or
(vii) willful action taken for the purpose of harming the Company or its Subsidiaries or Purchaser.

                  (f) For purposes of this Agreement, "Disability" shall mean Employee's inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Employee shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Employee's condition with the Company). If Employee has disability insurance, the Board shall not declare employee disabled unless Employee's disability insurance carrier agrees that Employee is disabled within the meaning of its policy.

                  5. Confidential Information.

                  (a) Employee acknowledges that the information, observations and data (including, without limitation, trade secrets, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates)), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information, sources of leads and methods of obtaining new business, know-how, customer lists and relationships, supplier lists and relationships, manufacturing and distribution methods or any other methods of doing and operating the business of the Group, and other proprietary, trade secret and confidential information relating to the Group) obtained by him while employed by the Company and its Subsidiaries (including those obtained by him while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Group ("Confidential Information") are the property of the Company, its Subsidiaries, Purchaser, and any entities formed by the Company, Purchaser or their respective Subsidiaries (the "Group"). Therefore, Employee covenants and agrees that he will not disclose, directly or indirectly, or make available to any individual, corporation, partnership, limited liability company or any other person, firm or entity, or in any manner use for his own benefit, (i) at any time (either during or after the Employment Period), any Trade Secret (as defined below), or (ii) at any time during the Employment Period and the Noncompete Period (as defined below), any other Confidential Information (which is not a Trade Secret and covered by subsection
(i) immedicable above), except to the extent that Employee can show that such disclosure (i) is made with the Board's written consent, (ii) consists solely of information that is or has become generally known by the public other than as a result of a breach hereof, or (iii) is required to be disclosed by law or judicial or administrative process; provided that, in the case of clause (iii), Employee shall provide the Company with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and that Employee shall provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If a protective order or other remedy is not obtained, or if the Company is required to waive compliance with the provisions hereof, Employee will furnish only that portion of such Trade Secret or other Confidential Information which, as he is advised in a written opinion by his counsel, he is legally required to furnish. Employee shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Group which he may then possess or have under his control.

                  (b) For purposes of this Agreement, "Trade Secret" shall mean any information including, but not limited to, a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For avoidance of doubt, a Trade Secret may consist of a simple fact, item, or procedure, or series of sequence of items or procedures which, although individually could be perceived as relatively minor or simple, collectively can make a substantial difference in the efficiency of a process or the production of a product, or may be the basis of a marketing to commercial strategy.

                  6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Group's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Subsidiaries ("Work Product") belong to the Group. Employee shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing and delivering assignments, consents, powers of attorney and other instruments).

                  7. Non-Compete, Non-Solicitation.

                  (a) In further consideration of the compensation to be paid to Employee hereunder and as an essential inducement to the Company to enter into this Agreement, Employee acknowledges that in the course of his employment with the Company and its Subsidiaries he shall become familiar, and during his employment with the Company he has become familiar, with the Company's trade secrets and with other Confidential Information concerning the Company and that his services have been and shall be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that, during the Employment Period and for two years thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in, manage, control, finance, participate in, consult with, render services for, or in any manner engage in any retail apparel business focusing on lower income or minority consumers (including, without limitation, Rainbow Apparel Companies Inc. and Dots Stores Ltd.) competing with, or reasonably related to, the businesses of the Company, as such businesses exist or are in process during the Employment Period on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company engages or plans to engage in such businesses. Nothing herein shall prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

                  (b) During the Noncompete Period, Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of, or consultant to, the Company or any Subsidiary to leave the employ of, or stop rendering services to, the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee or consultant thereof, (ii) hire any person who was an employee of, or consultant to, the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).

                  (c) If, at the time of enforcement of paragraphs 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature, that it would be difficult or impossible to replace such services and that that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Employee acknowledges that the restrictions contained in paragraph 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

                  8. Employee's Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that (i) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement, (ii) that he fully understands the terms and conditions contained herein, and (iii) that the agreements herein are reasonable and necessary for the protection of the Company and the Group and are an essential inducement to the Company to enter into this Agreement.

                  9. Survival. Paragraphs 5 through 18 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

                  10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  In the case of Employee, to him at:

                           Leonard Snyder
                           6260 North Desert Moon Loop
                           Tucson, AZ  85750
                           Fax:  (520) 529-9210

                           or at the last known address of Employee contained in the personnel records of the Company.

                  In the case of the Company, to it at:

                           One Price Clothing Stores, Inc.
                           Hwy. 290 Commerce Park
                           1875 East Main Street
                           Duncan, SC 29334
                           Attn:    General Counsel
                           Fax:     (864) 486-6120

                           with copies to:

                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois 60601
                           Attention: Douglas C. Gessner
                           Telecopy: (312) 861-2200

                           and

                           Sun One Price, LLC
                           5200 Town Center Circle
                           Suite 470
                           Boca Raton, Florida 33486
                           Attention: Marc J. Leder, Rodger R. Krouse
                                         and C. Deryl Couch, Esq.
                           Telecopy: (561) 394-0540

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

                  11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  12. Complete Agreement. Except for that certain letter agreement, dated as of June 18, 2003, between Employee and the Company, This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except for that certain letter agreement, dated as of June 18, 2003, between Employee and the Company, Employee agrees that all employment and compensation agreements, arrangements and understandings (of any kind or nature) between them, whether written and oral, shall terminate and be of no further force or effect (including, without limitation, (i) that certain Employment Agreement, dated as of January 15, 2001 by and between Employee and the Company, as amended, (ii) that certain Letter of Understanding Regarding Non-Executive Chairman Position, dated April 16, 1998, as amended, and (iii) that certain Letter of Understanding Regarding Non-Executive Chairman Position, dated February 7, 2001, as amended).

                  13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                  14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

                  15. Successors and Assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of Employee, provided that this Agreement may be assigned by the Company without the consent of Employee to another corporation under common control with the Company, and upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement may be assigned by the Company to the purchaser of such assets and shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; provided that the successor to the Company shall expressly assume and agree to perform this Agreement. Subject to the foregoing, this Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns.

                  16. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to South Carolina's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.

                  17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

                  18. Cooperation With Regard to Litigation; Waiver of Trial By Jury.

                  (a) Employee agrees to cooperate with the Company during the Employment Period and thereafter (including following termination of Employee's employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee shall be fully reimbursed for any out-of-pocket expenses reasonably incurred by Employee in the course of such cooperation.

                  (b) Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit or proceeding arising out of, connected with or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance or enforcement of this Agreement.



                                                *    *    *    *    *

                  IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.




                                 /s/Leonard M. Snyder
                                 --------------------------------------------
                                 LEONARD SNYDER




                                 ONE PRICE CLOTHING STORES, INC.


                                 By: /s/Grant H. Gibson
                                     -------------------------------
                                 Name:  Grant H. Gibson
                                 Title: General Counsel, Vice President and
                                        Secretary

                                                                       Exhibit A
                                 GENERAL RELEASE

         I, Leonard Snyder, in consideration of and subject to the performance by One Price Clothing Stores, Inc., a Delaware Corporation (together with its subsidiaries, the "Company"), of its obligations under the Employment Agreement, dated as of June __, 2003 (the "Agreement"), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company's direct or indirect owners (including, without limitation, Sun One Price, LLC) (collectively, the "Released Parties") to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under paragraph 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to the Agreement.

8. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10. I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11. I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:  _____________       ____________________________________